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NEWS RELEASE

Syngenta and Diversa Form Extensive Research and
Product Development Alliance

Diversa to acquire rights to Syngenta technology for pharmaceutical applications in exchange for equity

BASEL, SWITZERLAND, AND SAN DIEGO, CA – December 4, 2002 – Syngenta and Diversa today announced they have formed a broad collaboration to establish a shared biotechnology research platform and to discover products. Diversa is to acquire certain technology rights from Syngenta for pharmaceutical applications, in exchange for equity. The transaction will strengthen the research capabilities of both companies.

Research and product development alliance
•
Syngenta and Diversa will combine their research activities in genomics and related technologies for new plant science applications, as well as for selected antibody generation and other biopharma product development.

•
Syngenta will enter into a renewable research contract with Diversa for an initial commitment of $118 million over seven years to be invested in products in Syngenta’s exclusive fields; Diversa will receive milestone payments and royalties on products developed.

Technology transaction
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Diversa will acquire an exclusive, royalty-free perpetual license from Syngenta for gene technology and intellectual property, including proteomics, metabolomics, RNA dynamics, fungal technologies, and bioinformatics, for use in the pharmaceutical field; as well as related assets.

•
In exchange, Diversa will issue to Syngenta stock and warrants representing 14% and 3% respectively of Diversa’s outstanding stock pro forma for the equity issuances, increasing Syngenta’s ownership to over 18%. The warrants issued to Syngenta are exercisable for ten years starting in 2008 at an exercise price of $22.

Syngenta will relocate its plant genomics programs, including its pioneering work with the rice genome, from the Torrey Mesa Research Institute (TMRI) in La Jolla, California to Syngenta Biotechnology, Inc. (SBI) in Research Triangle Park, North Carolina. It is expected that the majority of employees will be relocated to Diversa or SBI.

“This collaboration will ensure that Syngenta stays at the cutting edge of genomics science and creates new product opportunities,” said Dr. David Lawrence, Syngenta Head of Research & Technology. “The agreement enables us to broaden our biotechnology capability and bring innovative products to market more quickly.”

“Syngenta has made a significant investment at TMRI in developing leading edge technologies and assembling a highly talented scientific organization,” said Jay M. Short, Ph.D., Diversa President and Chief Executive Officer. “This transaction provides Diversa with complementary technologies that will accelerate our pharmaceutical product development programs.”

Since 1999, Syngenta and Diversa have been collaborating through their Zymetrics joint venture on the development of enhanced animal feed. Zymetrics is forecasting its first product launch in 2004.

The transaction is expected to be completed early in 2003, and is subject to the approval of the FTC under Hart-Scott-Rodino as well as approval of Diversa shareholders. A proxy statement for Diversa’s shareholder meeting will be filed with the SEC shortly. Diversa shareholders holding about 32 percent of the stock have agreed to vote in favor of the transaction. Diversa will grant Syngenta registration rights to the stock and warrants it will receive.

Conference calls scheduled

The companies will host investor and media conference calls to discuss the transactions.

Investors are invited to participate on a conference call at 11:00 am EST.
Call in number: 913-981-5545, confirmation code: 680454
A replay will be available at: 719-457-0820, confirmation code: 680454 from 2:00 pm EST on 12/4/02 until midnight on 12/10/02.

Media are invited to participate on a conference call at 1:00 pm EST
Call in number: 1-888-422-7128, participant code: 682644

The conference calls will be webcast live and available for two weeks at http://www.diversa.com/webcast

Diversa Corporation (Nasdaq: DVSA) is a leader in applying proprietary genomic technologies for the rapid discovery and optimization of novel products from genes and gene pathways. Diversa is directing its integrated portfolio of technologies to the discovery, evolution, and production of commercially valuable molecules with pharmaceutical applications, such as optimized monoclonal antibodies and orally active drugs, as well as enzymes and small molecules with agricultural, chemical, and industrial applications. The company has formed significant joint ventures with international technology leaders including Syngenta (Zymetrics Inc.). Additional information is available at Diversa’s website: www.diversa.com.

Syngenta is a world-leading agribusiness. The company ranks first in crop protection, and third in the high-value commercial seeds market. Sales in 2001 were approximately US $6.3 billion. Syngenta employs more than 20,000 people in over 50 countries. The company is committed to sustainable agriculture through innovative research and technology. Syngenta is listed on the Swiss stock exchange and in London, New York and Stockholm. Further information is available at www.syngenta.com.

Syngenta contacts:

Analysts/Investors Media	Jennifer Gough (Switzerland) Rhonda Chiger (USA) O’Patrick Wilson (Switzerland) Lori Captain (USA)	+41 61 323 5059 +1 (917) 322 2569 +41 61 323 5721 +1 (302) 425 2121

Diversa contact:	Hillary Theakston	+1 (858) 526 5121

The foregoing communications contain forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995 about Diversa Corporation and Syngenta. These include statements related to: Diversa’s and Syngenta’s consummation of the proposed transaction between them; the ability of Diversa’s and Syngenta’s collaboration and the proposed transaction between them to accelerate product development and advance Diversa’s pharmaceutical programs; the ability of Diversa and Syngenta to discover, develop and successfully commercialize products under the collaboration between them; Diversa’s ability to achieve milestones under the collaboration with Syngenta and receive related milestone and royalty payments when anticipated or at all; the number of TMRI employees who will be offered and accept employment with Diversa; the timing for Diversa’s special meeting of stockholders to approve the issuance of stock and warrants to Syngenta and whether that approval will be obtained; the ability of Diversa’s and Syngenta’s collaboration to enable Syngenta to improve its competitive position, customer service and cost efficiencies; and generally the ability of Diversa and Syngenta to realize the expected benefits of the collaboration and proposed transaction between them, all of which are prospective. Such statements are only predictions of management of Diversa and Syngenta, and the actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to: risks involved with either Diversa or Syngenta failing to satisfy the closing conditions for the proposed transaction between them; either Diversa or Syngenta failing to devote adequate resources to the collaboration between them; Diversa’s and Syngenta’s new and uncertain technologies and the utility of these technologies to enable the collaboration to discover, develop and successfully commercialize products; the collaboration’s dependence on patents and proprietary rights; Diversa’s and Syngenta’s protection and enforcement of its patents and proprietary rights; the development or availability of competitive products or technologies; and Diversa’s failure to attract and retain an adequate number of TMRI employees. Certain of the foregoing factors and others are more fully described in Diversa’s filings with the Securities and Exchange Commission, including, but not limited to, Diversa’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002. These forward-looking statements speak only as of the date hereof. Diversa expressly disclaims any intent or obligation to update these forward-looking statements.

DIVERSA CORPORATION/SYNGENTA PARTICIPATIONS AG CONFERENCE CALL TRANSCRIPTS

CORPORATE PARTICIPANTS

David Jones
Syngenta—Head of Planning & Business Development

Jay Short
Diversa Corporation—President and Chief Executive Officer and Chief Technology Officer

Karin Eastham
Diversa Corporation—Chief Financial Officer

David Lawrence
Syngenta—Head of Research and Technology

CONFERENCE CALL PARTICIPANTS

Rhonda Chiger
Rx Communication Group

Ron Renaud
Bear Stearns—Analyst

Dennis Harp
Deutsche Banc Alex. Brown—Analyst

Patrick Schnegelsberg-Pettersson
Mehta Partners

Jesper Britenstein
ABN AMRO

Karen Mroz-Bremner
Shaker Investments

Abhi Kanitar
RHO Capital

PRESENTATION

Operator

Please stand by. We’re about to begin.

Good day, everyone, and welcome to the Syngenta and Diversa conference call. Today’s call is being recorded. At this time for opening remarks and introductions, I would like to turn the call over to Ms. Rhonda Chiger. Please go ahead, ma’am.

Rhonda Chiger—Rx Communication Group

Thank you. Good morning, everyone. Today we are here to discuss a major research agreement between Syngenta and Diversa. Our speaker from Syngenta is David Jones, Head of Plant Science. From Diversa, we have Jay Short, President and Chief Executive Officer, and Karin Eastham, Chief Financial Officer. Each will make a short statement and then we will open the call for questions.

Before we proceed, first a housekeeping item—this conference call contains forward-looking statements. Such statements may be subject to risks and uncertainties that could cause the actual results to differ materially from these statements. We refer you to Syngenta’s and Diversa’s publicly-available filings with the U.S. Securities and Exchange Commission for information about these and other risks and uncertainties. Our first speaker is David Jones. David, please go ahead.

David Jones—Syngenta—Head of Planning & Business Development

Thank you, Rhonda, and good morning, everybody, and thank you for joining us.

We’re very pleased to announce an important collaboration between Syngenta and Diversa in biotechnology. The collaboration has three principal elements. Firstly, the companies will combine their genomics and enabling platform research activities to form an enhanced program at Diversa. This will provide both companies with state-of-the-art genomic science on a shared-cost, shared-access basis.

To accomplish this, Diversa will license from Syngenta gene technology and intellectual property, including proteomics, metabolomics, RNA dynamics, fungal technologies, and bioinformatics for use in their principal field of interest—pharmaceuticals research.

This license from Syngenta will be royalty-free and perpetual. In consideration for this, Syngenta will receive 14 percent equity in

Diversa together with three percent warrants exercisable for 10 years starting in 2008. The exercise price of the warrants is $22. Syngenta already holds a 5.4 percent stake in Diversa and will hold slightly more than 18 percent after the transaction closes early in 2003. Syngenta will have royalty-free access to this platform technology, including improvements to it, for the term of this agreement.

Secondly, Syngenta contracts to pay Diversa $118 million for an initial seven year period of contract research aimed at product innovation, utilizing Diversa’s unique capability in microbial genomics. This research will be conducted towards products in a broad and exclusive field with Syngenta—mainly crop and crop processing applications.

Syngenta already has a successful collaboration with Diversa called Zymetrics in the related field of animal feed. In addition to work those exclusive fields, a number of specific projects in the biopharma area, many a continuation of work started at Syngenta’s Torrey Mesa Research Institute in La Jolla, California, will be undertaken by Diversa under the terms of this collaboration.

Products arising from all this work will be exclusively owned by Syngenta. But in recognition of the contribution of Diversa’s technology, a series of commercially driven milestone payments and ultimately royalties will be paid to Diversa for successful products.

The third element of this project is that Syngenta’s gene sequencing programs, including the product orientated functional work associated with Syngenta’s pioneering work with the rice genome, will be relocated from the Torrey Mesa Research Institute to Syngenta Biotech, Inc. in Research Triangle Park, North Carolina.

This transfer of capability will reinforce crop genetics work at Syngenta Biotechnology, Inc. and provide a complete set of skills in one U.S. location. This will further propel innovation and new product delivery in-house at Syngenta.

It’s planned that when this transaction is complete, the Torrey Mesa Research Institute will be closed. Over half of the staff will be employed either at Diversa or at Research Triangle Park. It is expected that altogether over the initial term of seven years, these arrangements will result in the saving of $200 million in research after consideration of the Diversa contract.

We’re sure that we’ll see a marked increase in the rates of new product introduction and stay ahead in the rapidly developing field of genomics science. Syngenta believes this change will prove valuable for our customers and shareholders and will result in exciting and stimulating work for our science teams.

Let me hand over now to Jay Short at Diversa. Jay.

Jay Short—Diversa Corporation—President and Chief Executive Officer and Chief Technology Officer

Thanks, David, and good morning. As David described, this morning Diversa and Syngenta announced an alliance that greatly broadens our relationship which began in 1999.

We are very pleased to have been selected by Syngenta as exclusive partner for the microbial gene discovery and evolution. This is the third in a series of increasingly broad and committed alliances that we have formed with Syngenta. And its significance truly exemplifies the success of our ongoing collaborations.

This new collaboration address both Diversa’s primary objectives: advancing our pharmaceutical platforms, and accelerating product development across all of our markets. The acquisition provides Diversa with complimentary technologies to accelerate our pharmaceutical product development effort.

TMRI was established in 1999 and Syngenta has since made a significant investment in their research platform and has assembled a highly talented scientific organization. TMRI has become a premier San Diego institution noted for its world class genomics and proteomics capabilities, focused on applying these technologies to the development of plant-based solutions to problems in both human and animal health.

Bringing TMRI’s technologies and experienced staff to Diversa’s pharmaceutical programs will help build critical mass for our denovo antibody generation and recombinant natural product platforms. We believe TMRI’s broad complementary technology platforms will benefit our pharma programs by first accelerating our ability to optimize our proprietary hosts for the expression of pathways for small molecule drug discovery. Next, analyzing the mechanisms of action of novel anti-microbial agents by determining their effects on the physiology of targeted pathogens, by assessing the potential toxicity of novel compounds by profiling their effects on mammalian gene effects in the early stages of drug development, accelerating the development of transcriptional profiling and relating these changes in an organism’s proteome and metabalome, analyzing metabolites and small molecules, thereby enhancing Diversa’s ability to identify novel compounds produced by a recombinant natural product platform. Also, analyzing the pharmakinetic properties of hits derived from our drug discovery programs, and finally, opening options for plant-delivered protein therapeutics.

In addition to building our technical capacity through the integration of TMRI’s technologies, new protein-therapeutic projects will be initiated under the collaboration agreement, including an antibody project based on our proprietary antibody platform. We will also continue work on several in-process protein therapeutic projects that will be transferred from TMRI to Diversa. We expect that the funding provided under this collaboration agreement, combined with our internal investments, will enable us to accelerate our pharmaceutical product development efforts. The collaboration agreement is focused on developing products not only for traditional agribusiness applications, but also for human and animal health markets.

We expect to be working Syngenta on a number of projects to discover and develop microbial-based products, many of which should have an average 48 months to market. In many cases, the gene from these products can potentially be expressed in transgenic plants, resulting in lower manufacturing costs and added long-term revenue potential.

Karin will now provide some brief comments on the financial implications of these transactions.

Karin Eastham—Diversa Corporation—Chief Financial Officer

Thank you, Jay, and good morning. I’d like to reiterate that these transactions are subject to review under Hart-Scott-Rodino, and are subject to approval by Diversa’s stockholders. A proxy statement for a special meeting of Diversa stockholders is expected to be filed with the SEC within the next week.

Assuming there are no regulatory issues, consummation of the transaction, including the issuance of the Diversa stock and warrants, the collaboration, and the acquisition of TMRI assets, is expected in early 2003. I’d like to provide a brief overview of our estimates for 2002, 2003, and 2004, including the financial implications of these transactions.

We’re expecting revenues of approximately $32 million for 2002, due to a delay in the timing of certain milestones and in the initiation of anticipated new collaborations. Our bottom line expectation for 2002 is a loss of $28 million, with our cash burn expectations remaining at $28 million as well. As a result of this significant expansion of our technology platform for pharmaceutical development, we expect to increase our investment in our pharma programs for next year. While we have not yet finalized our budget for ‘03, we would like to provide directional guidance in that we expect the loss for 2003 to approximate our 2002 loss, excluding the impact of purchase accounting for the transaction and for revenues to be approximately $55 million, depending on the timing of the closing of this transaction.

We will provide a further update and more details on our year-end conference call in early February. For 2003 and beyond, the acquisition of the TMRI technologies will have implications on our P&L as we amortize the intangibles. This will be discussed in detail in our proxy statement to be filed shortly, but our expectation is for an annual non-cash charge of approximately $5 million, excluding any one-time charges in ‘03 for in-process R&D. The collaboration agreement will have a positive effect on Diversa’s revenues, as it provides for a minimum of 118 million in guaranteed funding over the initial seven-year term of the agreement.

As the agreement is very broad in the agricultural field, we believe this collaboration demonstrates that we are successfully executing on our strategy to partner with the market leader for agricultural product development. As we develop products under the collaboration agreement, we expect to earn substantial milestone payments and royalties. Looking forward to 2004, because of the impact of purchase accounting for this transaction, we expect to incur a small loss.

However, if we exclude the impact of purchase accounting, we would reaffirm our prior expectations of profitability for the full year of 2004. That concludes my comments, I’ll turn it back over to

Rhonda Chiger—Rx Communication Group

Great, thank you. And operator, we’re ready to take questions.

QUESTION AND ANSWER

Operator

Thank you, ma’am. Today’s question and answer session will be conducted electronically. If you would like to signal to ask a question, please do so by pressing the star key, followed by the digit one, on your touchtone telephone. Once again, that is star, one to signal to ask a question. If you do find that your question has been answered and would like to remove yourself from the queue, you may do so by pressing the pound key. We’d also like to remind everyone that if you are pressing a speakerphone, please make sure your mute function is turned off, to allow your signal to reach our equipment.

Once again, that’s star, one to signal, and pound to remove yourself. We’ll pause just a moment.

OK, we go first to Ron Renaud with Bear Stearns.

Ron Renaud—Bear Stearns—Analyst

Good morning, a quick question as it relates to the pharmaceutical product development aspect of this deal. I’m particularly curious about the plant-generated therapeutic proteins. We’ve heard a lot about this over the recent months, and I guess as now part of this alliance, I’d love to know your thoughts on, you know, where you guys generate a competitive advantage as a part of this deal. And second of all, more I guess technically, problems we’ve heard related to this technology have had a lot to do with glycosylation of these proteins in plants. And I know there’s some intellectual property that’s been recently issued, and I guess I’d just like to know now as you guys put your heads together on this whole project where you see this shaking out and where you see yourselves as positioned in this potential marketplace. Thank you.

Jay Short—Diversa Corporation—President and Chief Executive Officer and Chief Technology Officer

Hi, this is Jay Short. I think one of the things — the way we look at this, Ron, is the fact that combining the leadership position in crop production expression that Syngenta has is really one very key component and I think their ability to transform plants very efficiently is one key aspect.

But I think the other also very important aspect is when we start to look at improved protein therapeutics, whether they be just human proteins or whether they be antibodies, one needs to rapidly modify codon usage and other optimization aspects for getting high-level expression, and we think the technologies that Diversa brings to that are very complimentary for modifying those genes. And so if you put those two together from a technical basis, we think that’s one of the underlying foundations. I think in addition this also goes on to consideration of glycosylation modification, as well.

In terms of the IP, certainly I think that I’d have to defer my comments to any other thoughts on the other side, but I think in general, we feel that we have freedom to operate here and we have some very exciting opportunities.

Ron Renaud—Bear Stearns—Analyst

Thanks, Jay.

Operator

We go next to Dennis Harp with Deutsche Banc.

Dennis Harp—Deutsche Banc Alex. Brown—Analyst

Congratulations on expanding the relationship with Syngenta.

First question relates to the $118 million. And could you tell us a little bit more about how that is spread out over the seven-year period?

Karin Eastham—Diversa Corporation—Chief Financial Officer

Sure, Dennis. I knew you would ask that question.

We expect to recognize about $20 million annually over the first five years, and then in terms of the guarantee, it drops by 50 percent in years six and seven. Of course, Syngenta and Diversa can, of course, expand upon this. This is only a minimum, and so it certainly has the opportunity to grow.

Dennis Harp—Deutsche Banc Alex. Brown—Analyst

And the $118 million does not include any milestones. Is that correct?

Karin Eastham—Diversa Corporation—Chief Financial Officer

That is correct.

Dennis Harp—Deutsche Banc Alex. Brown—Analyst

What is the magnitude of the milestones that could be earned over this period?

Karin Eastham—Diversa Corporation—Chief Financial Officer

We’ve not released that number.

Dennis Harp—Deutsche Banc Alex. Brown—Analyst

OK. You provided some guidance for ‘03 that, excluding the purchase accounting, and—are you—are we also to exclude the $20 million in revenue from this deal that we would then get to a net loss of $28 million?

Karin Eastham—Diversa Corporation—Chief Financial Officer

No, that’s given consideration to the deal.

Dennis Harp—Deutsche Banc Alex. Brown—Analyst

OK. And Jay, if you could tell us a little bit about the TMRI protein therapeutics programs—how many of them are there and what are the targets for these proteins?

Jay Short—Diversa Corporation—President and Chief Executive Officer and Chief Technology Officer

Yes, at the moment, we’re not disclosing the specific targets of those. I can say that there are several of those projects. I would say that obviously they have been selected for unique capabilities of Syngenta, and we want to continue forward with those, we want to apply our technologies to continue to advance and accelerate their development.

I think more broadly, we will also be selecting new projects in the area of pharmaceutical applications, once again factoring in the unique advantages of the two partners for those product—target product areas. So specifically, we’ll—clearly as an example, we’ll be considering in the small molecule area looking at things that may have agricultural applications, but then secondarily seeing if we can leverage into applications such as for pharmaceuticals. And without giving much more detail, that gives you some sense on the small molecule side. Likewise on the antibody side and protein therapeutic side, we’d be looking at potential for plant delivery systems but also leveraging our capabilities and generating and improving molecules with high efficacy.

Dennis Harp—Deutsche Banc Alex. Brown—Analyst

Great. And one final question. Karin, you reiterated the goal to achieve breakeven or modest profitability in ‘04 excluding the purchase accounting effect.

Karin Eastham—Diversa Corporation—Chief Financial Officer

Yes.

Dennis Harp—Deutsche Banc Alex. Brown—Analyst

What new products do you see reaching the market between now and the end of ‘04.

Karin Eastham—Diversa Corporation—Chief Financial Officer

Well, we have a number of them that we’ve been talking about over the course of the past year. There are additional products due to competitive reasons that we haven’t disclosed yet. But I think by our last tally we were scheduled to have about 22 products on the market in ‘04. Some of them are small, but all of the clarity on all those has not been released for competitive reasons.

Dennis Harp—Deutsche Banc Alex. Brown—Analyst

And I guess — If I could just followup on that question. Let’s see, you have 22 products on the market by the end of ‘04. The revenue component — the mix of revenue that you will get. How much of it will be product related versus R&D support in ‘04?

Karin Eastham—Diversa Corporation—Chief Financial Officer

Look for more details on that when we complete our budgets and have our year end conference call, Dennis, because we, you know, are in the process of working through all those numbers again.

Dennis Harp—Deutsche Banc Alex. Brown—Analyst

Great. Thanks and again, congratulations.

Karin Eastham—Diversa Corporation—Chief Financial Officer

Thank you.

Operator

And once again, that is star one to signal. We take our next question from Patrick Schnegelsberg-Pettersson with Mehta Partners.

Patrick Schnegelsberg-Pettersson—Mehta Partners

Hi, thanks for taking my call. A quick clarification. I may not have heard that correctly. In ‘03 your $55 million revenue — they do or do not include the $20 million from the $118?

Karin Eastham—Diversa Corporation—Chief Financial Officer

They do include.

Patrick Schnegelsberg-Pettersson—Mehta Partners

OK, thank you. And with respect to the closing of TMRI, you obviously are folding in some of the staff into Diversa. Do you have any idea how many people will be let go there, or is this something?

David Lawrence—Syngenta—Head of Research and Technology

Yes, we have about 190 staff at TMRI and over half of them will find employment either at SBI — the other Syngenta institute — or Diversa.

Patrick Schnegelsberg-Pettersson—Mehta Partners

OK. And then with respect to the plant program that you’re starting jointly, maybe somebody from Syngenta — I don’t know — I’ve got a question about the IP. What is Syngenta’s IP position around that? And more specifically, maybe, can you comment on Diversa’s IP position on filling all this in? The only company that comes to mind in my mind is Large Scale Biology, but I’m — but.

David Jones—Syngenta—Head of Planning & Business Development

Maybe I can. David Jones speaking. Maybe I can develop some of the comments that Jay made. The complementarity of the program here is in the ability for Syngenta to transform plants. And further than that, actually to successfully have regulatory success in having these plants grown either under confined conditions or freely depending on the event in them.

So, the regulatory aspect is also a transformation aspect. There’s IP, obviously underpinning the transformation, but the rest is a lot of knowhow and capability.

Patrick Schnegelsberg-Pettersson—Mehta Partners

OK.

Jay Short—Diversa Corporation—President and Chief Executive Officer and Chief Technology Officer

On the Diversa side I would add that our IP position is very strong in the area of gene discovery. In particular gene discovery from microbial sources. I think there’s a lot of data showing the power of microbial genes when applied in plant applications. In addition, we have what we consider the broadest portfolio for evolution technology, both incorporating gene reassembly and technologies as well as our gene site saturation mutagenesis platform.

Patrick Schnegelsberg-Pettersson—Mehta Partners

OK. And one more last question, you mentioned you’re going to initiate an antibody project under the deal. Can you add some more color to that?

Jay Short—Diversa Corporation—President and Chief Executive Officer and Chief Technology Officer

We haven’t disclosed our specific targets there, but focused on obviously making powerful new antibody therapeutics.

Patrick Schnegelsberg-Pettersson—Mehta Partners

OK. Thank you.

Operator

And we’d like to give everyone a chance to signal. Again, that is star-one to signal to ask a question.

We go next to Jesper Britenstein with ABN AMRO.

Jesper Britenstein—ABN AMRO

Yes, good afternoon. If you just can help me clarify one thing. I want to look at the report or the press release you sent out today. You said that Zymetrics is forecasting its first product launch in 2004. I recall that you earlier talked about launching five products this year. Is that the product, which we’re coming into 2004 now?

Jay Short—Diversa Corporation—President and Chief Executive Officer and Chief Technology Officer

I think it’s the same product, and this is the Zymetrics product that you’re talking about, make sure we’re talking about the right, the same things here.

Jesper Britenstein—ABN AMRO

Yes.

Jay Short–Diversa Corporation—President and Chief Executive Officer and Chief Technology Officer

Yes, we’re not delaying this at all. And what we think is a conservative estimate is in early ‘04 and obviously, it could happen earlier. And are you asking about Diversa’s product?

We have, let’s kind of explain. Diversa has an earlier relationship before we signed a very broad exclusive in the animal feed area. This original relationship was with Danisco Corporation and that is a phytase that Diversa is still on track for launching. We’re just waiting basically on our FDA approval. We have a second generation phytase that we’re developing with Zymetrics and in the press release, we announced that that is on target for early 2004. So I don’t know if that clarifies that for you.

Jesper Britenstein—ABN AMRO

It did, thank you.

Operator

We go to Karen Mroz-Bremner with Shaker Investments.

Karen Mroz-Bremner—Shaker Investments

Yes, I was curious if you can say anything more about the products you’re working on with antibody generation, and should we continue to expect an additional antibody alliance this year or early next year?

Jay Short—Diversa Corporation—President and Chief Executive Officer and Chief Technology Officer

Obviously we’re in other discussions with, for other antibody projects. But this fulfills our goal for the antibody program for this year. We’re not providing any additional resolution or details on the projects that we’ll be doing on antibodies with Syngenta at this point. So stay tuned for future updates.

Karen Mroz-Bremner—Shaker Investments

OK, thank you.

Operator

And we return to Dennis Harp with Deutsche Bank.

Dennis Harp—Deutsche Banc Alex. Brown—Analyst

I have just one follow-up question and that is what milestones, if any do you have remaining for this year?

Karin Eastham—Diversa Corporation—Chief Financial Officer

We have expectations to have, to achieve milestones associated with our Zymetrics ventures this year, which hopefully will be reporting on within the next 30 days.

Dennis Harp—Deutsche Banc Alex. Brown—Analyst

And are there any more deals that you would like to complete before year-end, or product launches before year-end?

Jay Short—Diversa Corporation—President and Chief Executive Officer and Chief Technology Officer

Well that’s what I mentioned, we’re waiting on our, you know, our word on, from some of the regulatory agencies. We’ve most recently, as of December 2nd, received EPA approval on our alpha-amylase. There are non-food applications of alpha-amylase. We’ll be waiting into next year for any FDA approval, and then subsequently to be approved by taste-testing approvals. And of course I’ve already mentioned the phytase regulatory approval that we’re waiting on from the FDA as well.

And earlier this year we already announced our licensing of the Lipitor synthesis process, and also fluorescent proteins.

Dennis Harp—Deutsche Banc Alex. Brown—Analyst

Great, thank you.

Operator

And we go next to Abhi Kanitar with RHO Capital.

Abi Kanitar—RHO Capital

Hi, congratulations on the deal, and I’m trying to understand the dynamics of the assets being acquired. You know, it looks like — I’m doing some rough math — that we’re issuing stock of something over $55 million of current market cap in exchange for, and I’m hoping you can help me understand what we’re getting back in return, you know, as far as specific either targets, assets, et cetera, programs, therapeutics.

Karin Eastham—Diversa Corporation—Chief Financial Officer

Sure. This is Karin Eastham, actually, the approximate value of this deal, looking at it today, it’s about $75 million, and we’re getting all of the equipment associated with the people that are going to be doing the work that are moving over to Diversa. So there’s hard assets. There are also a number of intellectual property assets. That’s where kind of the bulk of the deal comes out, so all of the IP know-how associated with the pharmaceutical applications of all the proteomics, and all of the other technologies that are coming over. And then also projects are coming over, so you’ll see more clarity on all of that as we file our proxy statement.

Abhi Kanitar—RHO Capital

And it sounds like some of the key assets that should be helpful are the plant transformation technologies. Can maybe David — Dr. Lawrence comment on exactly what that means for...

David Lawrence—Syngenta—Head of Research and Technology

This isn’t part of the IP transfer. The plant transformation is really part of the complementarity of the two businesses getting together to cooperate on these projects. The IP is platform IP of the sort that Karin has just described, in proteomics, et cetera. I would say that a lot of the value here is in the excellence of the people that are coming over with the know-how in these fields, coupled of course with patents and patents applied for.

Jay Short—Diversa Corporation—President and Chief Executive Officer and Chief Technology Officer

Yes, one of the things I would add to is what we’re transferring over in terms of licenses are in the areas of proteomics, metabolomics, the RNA dynamics, fungal technologies, and people to support those for pharmaceutical applications. Now, obviously we’ll be working with Syngenta in the agricultural applications on those platforms, but that’s their exclusive field. What we’re going to be addressing internally and in a collaborative mode is to apply those technologies to pharmaceutical developments. As also David mentioned, some of the — there are several key people here. The proteomics group at TMRI is world-class, it’s been lead by John Yeats, who is a recognized leader in mass spectrophotometry-based proteomics. In addition, the leader of that organization will be Steve Briggs, who as a National Academy member will be joining Diversa, as well. And it’s hard to, you know, overstate the quality of the people and the scientific talent that will be transferring in as part of these platforms. So we’re very excited about it. The team’s very excited, and I think we’ve built an incredible research organization here.

Abhi Kanitar—RHO Capital

And the agricultural products that’ll come out of it will be owned by Syngenta with royalties and milestones to Diversa. How about the pharmaceutical product?

Jay Short—Diversa Corporation—President and Chief Executive Officer and Chief Technology Officer

In the—well, there will be two types there. And the ones that will be funded through the collaboration, they will remain Syngenta’s, and those that are primarily focused on plant-based delivery systems. But the ones that—and the platform application to our own internal pharmaceuticals will be our own.

Abhi Kanitar—RHO Capital

OK. And what’s a plant-based delivery system?

Jay Short—Diversa Corporation—President and Chief Executive Officer and Chief Technology Officer

Plant-based production for efficient delivery. And there’s a variety of those, and we’ll give more details as we go forward.

In addition, there are also pharmaceuticals that have synergies both for ag applications initially and downstream pharmaceutical applications.

Abhi Kanitar—RHO Capital

OK. Thank you.

Operator

And we are standing by with no further questions at this time. Ms. Chiger, I would like to turn things back to you for any closing or additional comments.

Rhonda Chiger—Rx Communication Group

Thank you. Thank you, everyone, for joining us. We’re excited by this collaboration and are glad that we’ve had the opportunity to share some of the details with you. Good-bye.

Operator

This does conclude today’s Syngenta/Diversa conference call. We thank you for your participation. You may disconnect at this time.

CORPORATE PARTICIPANTS

Jay Short
Diversa Corporation—President and Chief Executive Officer and Chief Technology Officer

Lori Captain
Syngenta North America—Head of Corporate Communications

David Jones
Syngenta—Head of Plant Science

PRESENTATION

Operator

Excuse the interruption. This is Gayle with AT&T Teleconference Services. Now, the conference is going to be beginning any second now, but the host wanted me to inform all of you how to do the question and answer session.

Yeah, once she starts the session, you will hear that the conference is now in question and answer mode, and if you need to alert the speaker that you have a question, just press one and zero on your keypad, and each question ...

Lori Captain—Syngenta North America—Head of Corporate Communications

Good afternoon and good morning everyone, and I certainly apologize for the technical glitch and the delay, but today we are here to discuss a major research agreement between Syngenta and Diversa. Our speaker from Syngenta is David Jones, head of Plant Science, and from Diversa we have Jay Short, President and Chief Executive Officer. I’m Lori Captain, head of Corporate Communications for Syngenta North America. Both Jay and David will make a short statement, and then we will open the call for questions, but before we proceed, first a housekeeping item.

This conference call contains forward-looking statements. Such statements may be subject to risks and uncertainties that could cause the actual results to differ materially from these statements. We refer you to Syngenta’s and Diversa’s publicly available filings with the US Securities and Exchange Commission for information about these and other risks and uncertainties.

And with that, I would like to open the floor to our first speaker, David Jones. David?

David Jones—Syngenta—Head of Plant Science

Thank you Lori and good morning everyone, and thank you for joining us and bearing with us this morning. We are very pleased to announce an important collaboration between Syngenta and Diversa in biotechnology. The collaboration has three principle elements. Firstly, the companies will combine their genomics and enabling platform research activities to form an enhanced program at Diversa. This will provide both companies with state-of-the-art genomics science on a shared-cost, shared-access basis. To accomplish this, Diversa will license from Syngenta gene technology and intellectual property, including proteomics, metabolomics, RNA dynamics, fungal technologies and bioinformatics for use in their principle field of interest, which is pharmaceuticals research.

This alliance with Syngenta will be royalty-free and perpetual. In consideration for this Syngenta will receive 14 percent equity in Diversa together with three percent warrants. These will be exercisable for 10 years starting 2008 and the exercise price of the warrants is $22.00.

Syngenta already holds a 5.4 percent stake in Diversa and will hold slightly more than 18 percent after this transaction completes early in 2003.

Syngenta will have royalty-free access to this new platform, including improvements to it, for the term of the agreement.

Secondly, Syngenta contracts to pay Diversa $118 million for an initial seven-year period of contract research, aimed at product innovation, which will utilize Diversa’s unique capability and microbial genomics.

This research will be conducted towards products of a broad and exclusive field for Syngenta, principally crop processing applications.

Syngenta already has a successful collaboration with Diversa called Zymetrics in a related field of animal feed.

In addition to working these exclusive fields, a number of specific projects in the bio-pharma area, many are continuation of work started that Syngenta’s Torrey Mesa Research Institute in La Jolla, California, will be undertaken by Diversa under the terms of this collaboration.

Products arising from this work will be exclusively owned by Syngenta, but in recognition of the contribution of Diversa’s technology, a series of commercially-driven milestone payments and ultimately royalties will be paid to Diversa for successful products.

The third element of this product is that Syngenta’s gene sequencing programs including the product orientated functional work associated with Syngenta’s pioneering work on the rice genome will be relocated from Torrey Mesa Research Institute to Syngenta Biotechnology Inc. in Research Triangle Park, North Carolina. This transfer capability will reinforce proper genetics work at Syngenta Biotechnology Inc. and provide a complete set of skills in one U.S. location.

This will further propel innovation and new product delivery in house at Syngenta.

It’s planned that when this transaction’s complete, the Torrey Mesa Research Institute will be closed. Over half of the staff will be employed either at Diversa or in SBI. It’s expected that all together, over the initial term of seven years, these arrangements will result in savings of $200 million in Syngenta Research, after consideration of the Diversa contract.

We’re sure that we’ll see a marked increase in the rate of new product introduction and stay ahead in the rapidly developing field of genomic science.

We sincerely believe that this change will prove valuable for our customers and shareholders and will result in exciting and stimulating work for our science teams.

Now let me hand over to Jay Short with Diversa. Jay?

Jay Short—Diversa—President and Chief Executive Officer and Chief Technology Officer

Thank you David, and good afternoon. As David described, Diversa and Syngenta announced an alliance that greatly broadens our relationship, which began in 1999. We are very pleased to have been selected as Syngenta’s exclusive partner for microbial gene discovery and evolution. This is a third in a series of increasingly broad and committed alliances that we have formed with Syngenta and its significance truly exemplifies the success of our ongoing collaboration. This new collaboration addresses both Diversa’s primary objectives of accelerating product development and advancing our pharmaceutical platforms. The acquisition provides Diversa with complimentary technologies to accelerate our own pharmaceutical product development efforts.

TMRI was established in 1999, and Syngenta has since made a significant investment in their research platform and assembled a highly talented scientific organization. TMRI has become a premier San Diego institution noted for its world-class genomic and proteomic capabilities, focused on applying these technologies to the development of plant-based solutions to problems in human and animal health. Bringing TMRI’s technologies and experienced staff to Diversa’s pharmaceutical programs will help critical mass for our de novo antibody generation and recombinant natural product platforms. We believe TMRI’s broad complimentary technology platforms will benefit our pharma programs in a number of ways. First, accelerating our ability to optimize our proprietary host for the expression of pathways for small molecule drug discovery, analyzing the mechanisms of action of novel antimicrobial agents by determining their effects on physiology of targeted pathogens.

In addition, through accessing the potential toxicity of novel compounds by profiling their effects on the mammalian gene expression in the early stages of drug development, accelerating the development of transcriptional profiling, and relating these to changes in an organism’s proteom and metabalome analyzing metabolites and small molecules, thereby enhancing Diversa’s ability to identify novel compounds produced by our recombinant natural product platform, further analyzing the pharmacokinetic properties of hits derived from our drug discovery programs, and finally, opening options for plant-delivered protein therapeutics.

In addition to building our technical capabilities through integration of TMRI’s technology, Diversa will work with Syngenta under the collaboration agreement focused on developing products in food and animal feed, natural fibers, crop processing, and crop protection. The companies will also pursue projects to commercialized products to be produced in plants in the area of protein therapeutics including the antibody project based on Diversa’s proprietary antibody platform.

Further, several in-process protein therapeutic projects will be transferred from TMRI to Diversa. We expect that the funding provided under this collaboration agreement combined with our internal investment will enable us to accelerate our pharmaceutical product development effort.

Collaboration agreement is focused on developing products that would not only for traditional agrabusiness application, but also for the human and animal health markets. We expect to be working with Syngenta on a number of projects to discover and develop microbial-based products, many of which should have an average of 48 months to market. In many cases, the gene from these products can potentially be expressed transgenically in plants, resulting in lower manufacturing costs and added long-term revenue potential.

That concludes our prepared comments, and I’ll return the call back over to Lori.

Lori Captain—Syngenta North America—Head of Corporate Communications

Thank you, Jay. And I’m going to be opening up the lines now for questions. Again, if you have a question, please dial one, zero.

Operator

This conference is now in question-and-answer mode. To alert the speaker that you have a question, press one, then zero. Each question will be asked in the order it was received.

QUESTION AND ANSWER

No questions and answers followed.

FORWARD-LOOKING STATEMENTS

The foregoing communications contain forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995 about Diversa Corporation and Syngenta. These include statements related to: Diversa’s and Syngenta’s consummation of the proposed transaction between them; the ability of Diversa’s and Syngenta’s collaboration and the proposed transaction between them to accelerate product development and advance Diversa’s pharmaceutical programs; the ability of Diversa and Syngenta to discover, develop and successfully commercialize products under the collaboration between them; Diversa’s ability to achieve milestones under the collaboration with Syngenta and receive related milestone and royalty payments when anticipated or at all; the number of TMRI employees who will be offered and accept employment with Diversa; the timing for Diversa’s special meeting of stockholders to approve the issuance of stock and warrants to Syngenta and whether that approval will be obtained; the ability of Diversa’s and Syngenta’s collaboration to enable Syngenta to improve its competitive position, customer service and cost efficiencies; and generally the ability of Diversa and Syngenta to realize the expected benefits of the collaboration and proposed transaction between them, all of which are prospective. Such statements are only predictions of management of Diversa and Syngenta, and the actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to: risks involved with either Diversa or Syngenta failing to satisfy the closing conditions for the proposed transaction between them; either Diversa or Syngenta failing to devote adequate resources to the collaboration between them; Diversa’s and Syngenta’s new and uncertain technologies and the utility of these technologies to enable the collaboration to discover, develop and successfully commercialize products; the collaboration’s dependence on patents and proprietary rights; Diversa’s and Syngenta’s protection and enforcement of its patents and proprietary rights; the development or availability of competitive products or technologies; and Diversa’s failure to attract and retain an adequate number of TMRI employees. Certain of the foregoing factors and others are more fully described in Diversa’s filings with the Securities and Exchange Commission, including, but not limited to, Diversa’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002. These forward-looking statements speak only as of the date hereof. Diversa expressly disclaims any intent or obligation to update these forward-looking statements.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Diversa Corporation will file a proxy statement concerning the proposed transaction discussed in the foregoing press release with the Securities and Exchange Commission, or SEC. Investors and security holders are advised to read the proxy statement related to the proposed transaction when it becomes available, because it will contain important information related to the transaction. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Diversa Corporation with the SEC at the SEC’s website at http://www.sec.gov. The proxy statement and any other documents filed by Diversa Corporation with the SEC may also be obtained free of charge from Diversa Corporation by directing such request to Diversa Corporation, 4955 Directors Place, San Diego, CA 92121, Attn: Investor Relations, or by calling Diversa Corporation at (858) 526-5000 or e-mailing Diversa Corporation at information@diversa.com.

INFORMATION CONCERNING PARTICIPANTS IN SOLICITATION

Diversa Corporation and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Diversa Corporation with respect to the transactions contemplated in the foregoing press release. Information regarding such executive officers and directors is included in Diversa’s Proxy Statement for its 2002 Annual Meeting of Stockholders filed with the SEC on April 2, 2002. This document is available free of charge at the SEC’s website at http://www.sec.gov. Investors and security holders may obtain additional information about the interests of the executive officers and directors of Diversa Corporation in the transactions contemplated by the foregoing press release when the proxy statement related to the transactions is filed with the SEC.